                                                                      EXHIBIT 23


[LETTERHEAD OF DELOITTE & TOUCHE LLP]


CONSENT OF INDEPENDENT AUDITORS

TCW GALILEO FUNDS, INC.:


We consent to (a) the use in this Post-Effective Amendment No. 13 to Registration Statement No. 33-52272 on Form N-1A of our report on the financial statements of the funds comprising TCW Galileo Funds, Inc. as of and for the periods ended October 31, 1995 dated December 14, 1995, appearing in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and (c) the reference to us under the heading "General Information" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

February 15, 1996